NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM REGISTRATION AVAILABLE SO THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

$250,000	[June14, 2004]

UNSECURED SUBORDINATED PROMISSORY NOTE
FOR VALUE RECEIVED, P.T. Centers Inc., a Texas Corporation (“Maker”), promises to pay to the order of Frank Wiley and Michael Yant (“Holder”), the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

1.   Asset Purchase Agreement. This Note (the “Note”) is being delivered by Maker to Holder in accordance with the terms of that certain Asset Purchase Agreement effective as of June 14, 2004 (the "Asset Purchase Agreement”), by and among, Maker and Holder. The benefits and rights of the Holder are subject to certain conditions and restrictions set forth in the Asset Purchase Agreement, which conditions and restrictions may be enforced against the Holder.

2.   Interest. The principal of this Note from time to time outstanding shall bear interest on the basis of a 360-day year from the date hereof (with no compounding) at the rate of five and one-half percent (5½%) per annum.

3.   Maturity. The accrued but unpaid interest and outstanding principal under this Note shall be due and payable as follows $100,000 in 180 days from agreement date or completion of first round financing and $150,000 due at the end of 12 months from the date of agreement.

4.   Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Maker. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without the consent of the Holder and without penalty.

5.   Absence of Security.   Repayment of this Note is not secured by any of the assets or properties of the Maker or in any other manner.

6.   Subordination. Any and all liens, claims, demands or rights which Holder now has or hereafter acquires, by statute, contract, operation of law or otherwise, on or in any of the property or assets of the Maker shall be subordinate and inferior in all respects to the liens and security interest of any senior lender of Maker, whether such seniority is provided currently or is hereinafter created. Holder waives all rights which Holder now has, or may hereafter have, under the Note or other agreement to levy, claim or assert, or to seek to levy, execute or foreclose upon, any right or title to, interest in or lien upon any of the property or assets of the Maker, including without any limitation, any contractual or statutory liens.

7.   Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Maker. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest (and reflecting accrued interest) will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

8.   Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law thereof.

    9.   Notices. All notices, consents, waivers and other communications under this Note must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other party):

To Holder:

Frank Wiley
Michael Yant
D Woodrow Wilson Blvd.
Jackson, Mississippi 39216
Attn: Mr. Frank Wiley, Executive Director

To Maker:

P.T. Centers Inc.
19901 Southwest Freeway, Ste. 205
Sugar Land, Texas 77479
Attention: President
Facsimile No.: (281) 207-5486

2

with a required copy to:

The Lebrecht Group
22342 Avenida Empresa, Suite 220
Rancho Santa Margarita, CA 92688
Attention: Brian A. Lebrecht
Facsimile No.: (949) 635-1244

10.   Lost Documents. Upon receipt by the Maker of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and an indemnity agreement reasonably satisfactory to the Maker (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Maker, at the expense of Holder, will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Note in lieu of which such new Note is made and delivered.

11.   Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Maker and the Holder. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon the Maker, the Holder and each transferee of the Notes. Any waiver by the Maker or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Maker or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.

12.   Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

    13.   Offset. The Maker shall have the right to offset from any payments owed under this Note for the amount of any indemnifiable claim of Maker against Holder (or Seller) under the terms of the Asset Purchase Agreement.

[Remainder of page left blank intentionally]

3

EXECUTED in multiple counterparts as of the date first written above.

P.T. Centers Inc.
("Maker")

By: /s/ Alfred Oglesby
Alfred Oglesby
Chairman

AGREED TO AND ACCEPTED

Frank Wiley and Michael Yant
("Holder")

By: /s/ Frank Wiley
Frank Wiley
Executive Director

By: /s/ Michael Wiley
Michael Yant

[SIGNATURE PAGE TO JANUARY __, 2002 UNSECURED
SUBORDINATED PROMISSORY NOTE]